News Release
Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

   For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2019 FOURTH QUARTER AND YEAR END RESULTS

•	Q4 2019 GAAP diluted loss per share and adjusted diluted loss per share(1) from continuing operations of $0.80 and $0.46, respectively
•	FY 2019 GAAP diluted EPS and adjusted diluted EPS from continuing operations of $0.51 and $1.08, respectively
•	Company taking steps to increase liquidity to address uncertainty from COVID-19

FREMONT, CA — March 18, 2020 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal fourth quarter and year ended February 1, 2020.

For the fourth quarter ended February 1, 2020, the Company reported GAAP loss from continuing operations per diluted share of $0.80 compared to GAAP earnings from continuing operations per diluted share of $0.08 in the fourth quarter last year.  Excluding the impact of certain items in both periods, fourth quarter 2019 adjusted loss from continuing operations per diluted share(1) was $0.46 compared to adjusted loss from continuing operations per diluted share(1) of $0.34 last year.

Fourth quarter 2019 pre-tax results from continuing operations include $22.7 million of charges consisting of $17.4 million associated with the Company’s previously announced sale of the Joseph Abboud trademarks primarily due to the write-off of inventory related to its recently closed Joseph Abboud store and e-commerce site and $5.2 million of charges related to our multi-year cost savings and operational excellence programs, including consulting, severance and lease termination costs.  In addition, we have reflected the results of the corporate apparel business as discontinued operations for all periods presented.

For the fiscal year ended February 1, 2020, the Company reported GAAP earnings from continuing operations per diluted share of $0.51 compared to GAAP earnings from continuing operations per diluted share of $1.94 last year.  For fiscal 2019, adjusted diluted EPS from continuing operations was $1.08 compared to adjusted diluted EPS from continuing operations of $2.15 for the same period a year ago.

Tailored Brands President and CEO Dinesh Lathi said, “Fiscal 2020 got off to a solid start, with total retail comparable sales up 2.4% and all brands positive in February.  However, over the past two and a half weeks, we’ve seen a deceleration in comparable sales across brands, coinciding with heightened actions taken by governments, businesses, schools and citizens to curb the spread of COVID-19.  Beginning March 17th, we have decided to close stores in the U.S. and Canada until March 28th to ensure the safety and well-being of our employees and customers.  We will continue to monitor this timing based on guidance from health authorities.  We are taking aggressive and prudent actions to ensure the business has ample liquidity to weather this uncertain period.    In an abundance of caution and as a proactive measure,  on March 16th we drew down $260 million from our revolving credit facility.”

(1)

We have reflected the results of the corporate apparel business as discontinued operations for all periods presented.  In addition, we have recast our non-GAAP presentation for prior periods to remove the results of the corporate apparel business and provide results from continuing operations.   The Company believes that disclosure of non-GAAP results for its continuing operations is meaningful to the user’s overall understanding of the Company’s financial performance.  In the fourth quarter of fiscal 2019, adjusted items include $22.7 million of charges consisting of $17.4 million related to the Company’s previously announced sale of the Joseph Abboud trademarks primarily due to the write-off of inventory related to its recently closed Joseph Abboud store and e-commerce site and $5.2 million of charges related to our multi-year cost savings and operational excellence programs, including consulting, severance and lease termination costs.  In the fourth quarter of fiscal 2018, adjusted items related to continuing operations consisted of a favorable net sales adjustment reflecting the impact of changes made to our loyalty programs.  See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

Lathi continued, “We are confident in the long-term prospects of our business, despite the near-term disruption from COVID-19, because of the progress we made in 2019 to enhance our competitive positioning and how we show up for customers.  A few key highlights include strengthening our leadership and operating structure, offering a more compelling polished casual assortment, delivering double-digit e-commerce growth, shifting our marketing spend to digital from broadcast, and strengthening our balance sheet and our ability to reduce our debt.    As we gain more visibility into macro-economic and business conditions, we plan to share more specifics on our financial outlook for fiscal 2020.”

Fourth Quarter Fiscal 2019 Results

The following commentary reflects results from the Company’s continuing operations.

Net Sales Summary(1)

	Net Sales	% Total Sales	Comparable Sales
	(U.S. dollars in millions)	Change	Change(2)
Men's Wearhouse	$366.6	(2.2)%	(1.9)%
Jos. A. Bank	$204.7	(5.0)%	(5.0)%
K&G	$76.1	2.9%	2.2%
Moores(3)	$43.6	(9.1)%	(10.0)%
Total	$691.0	(3.0)%	(3.0)%

(1)

Amounts may not sum due to rounded numbers. Excludes last year’s $17.6 million favorable impact of changes made to our loyalty programs.  See Use of Non-GAAP Financial Measures for additional information.

(2)	Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.
(3)	The Moores comparable sales change is based on the Canadian dollar.

Net Sales

On a GAAP basis, net sales decreased 5.3% to $691.0 million, primarily due to a decrease in comparable sales of 3.0% and last year’s favorable $17.6 million net sales adjustment related to the impact of changes made to our loyalty programs.  On an adjusted basis, net sales decreased 3.0% primarily due to the decrease in comparable sales of 3.0%.

Comparable Sales

Men’s Wearhouse comparable sales decreased 1.9%. Comparable sales for clothing decreased due to a decrease in both average unit retail and units per transaction partially offset by an increase in transactions. Comparable rental services revenue increased 1.8% primarily due to an increase in average price per rental unit.

Jos. A. Bank comparable sales decreased 5.0% primarily due to a decrease in both transactions and average unit retail partially offset by an increase in units per transaction.

K&G comparable sales increased 2.2% primarily due to increases in both average unit retail and transactions while units per transaction were essentially flat.

Moores comparable sales decreased 10.0% primarily due to decreases in both transactions and average unit retail while units per transaction were essentially flat.

Gross Margin

On a GAAP basis, gross margin was $236.8 million, a decrease of $46.4 million, primarily due to the decrease in net sales and the write-off of $13.4 million of inventory related to the closure of our Joseph Abboud store and e-commerce site.  As a percent of sales, gross margin decreased 450 basis points to 34.3%.

On an adjusted basis, gross margin was $250.2 million, a decrease of $15.4 million primarily due to the decrease in net sales. As a percent of sales, gross margin decreased 110 basis points to 36.2% primarily due to increased promotional activities, as well as deleveraging of occupancy costs.

Advertising Expense

Advertising expense decreased $1.5 million to $47.5 million primarily driven by reductions in television advertising reflecting a shift to more efficient online advertising.    On an adjusted basis, as a percent of sales, advertising expense was flat at 6.9%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A increased $3.3 million to $224.3 million and increased 220 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $5.9 million to $215.0 million primarily due to lower store bonuses and employee-related benefit costs.  As a percent of sales, adjusted SG&A increased 10 basis points to 31.1% primarily due to deleveraging from lower sales.

Operating (Loss) Income

On a GAAP basis, operating loss was $35.0 million compared to operating income of $13.3 million last year.  On an adjusted basis, operating loss was $12.3 million compared to an operating loss of $4.3 million last year.

Net Interest Expense

Net interest expense was $16.7 million compared to $17.8 million last year.  The decrease in interest expense was primarily due to the reduction of outstanding debt.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 25.4% compared to 184.2% last year.  The decrease in the effective tax rate was primarily driven by anniversarying a $6.1 million credit related to finalization of tax reform last year. On an adjusted basis, the effective tax rate was 22.4% compared to 23.0% last year.

Net (Loss) Earnings and EPS

On a GAAP basis, net loss from continuing operations was $38.6 million compared to net earnings from continuing operations of $3.8 million last year.  Diluted loss per share was $0.80 compared to diluted EPS of $0.08 last year.

On an adjusted basis, net loss from continuing operations was $22.5 million compared to net loss from continuing operations of $17.0 million last year.  Adjusted diluted loss per share was $0.46  compared to an adjusted diluted loss per share of $0.34 last year.

Fiscal Year 2019 Results

The following commentary reflects results from the Company’s continuing operations.

Net Sales Summary(1)

	Net Sales	% Total Sales	Comparable Sales
	(U.S. dollars in millions)	Change	Change(2)
Men's Wearhouse	$1,655.9	(3.9)%	(3.5)%
Jos. A. Bank	$706.0	(2.8)%	(2.3)%
K&G	$318.4	(0.3)%	(0.3)%
Moores(3)	$200.9	(6.8)%	(5.4)%
Total	$2,881.3	(3.5)%	(3.0)%

(1)

Amounts may not sum due to rounded numbers. Excludes last year’s $17.6 million favorable impact of changes made to our loyalty programs.  See Use of Non-GAAP Financial Measures for additional information.

(2)	Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.
(3)	The Moores comparable sales change is based on the Canadian dollar.

Net Sales

On a GAAP basis, net sales decreased 4.1% to $2,881.3 million primarily due to the decrease in comparable sales of 3.0% and the impact of changes to our loyalty program last year.  On an adjusted basis, net sales decreased 3.5% primarily due to the decrease in comparable sales of 3.0%.

Comparable Sales

Men’s Wearhouse comparable sales decreased 3.5%. Comparable sales for clothing decreased primarily due to a decrease in average unit retail while both transactions and units per transaction were essentially flat. Comparable rental services revenue decreased 3.1% primarily due to a decrease in number of rentals.

Jos. A. Bank comparable sales decreased 2.3% primarily due to decreases in both average unit retail and transactions partially offset by an increase in units per transaction.

K&G comparable sales decreased 0.3% primarily due to decreases in both units per transaction and transactions partially offset by an increase in average unit retail.

Moores comparable sales decreased 5.4% primarily due to a decrease in transactions while both average unit retail and units per transaction were essentially flat.

Gross Margin

On a GAAP basis, gross margin was $1,168.6 million, a decrease of $142.0 million, primarily due to the decrease in net sales.  As a percent of sales, gross margin decreased 310 basis points.

On an adjusted basis, gross margin was $1,185.1 million, a decrease of $111.9 million, primarily due to the decrease in net sales.  As a percent of sales, gross margin decreased 230 basis points to 41.1%, primarily due to increased promotional activities, as well as deleveraging of occupancy costs.

Advertising Expense

Advertising expense decreased $6.2 million to $159.1 million primarily driven by reductions in television advertising reflecting a shift to more efficient online advertising.  On an adjusted basis, as a percent of sales, advertising expense was flat at 5.5%.

SG&A Expenses

On a GAAP basis, SG&A decreased $8.1 million to $911.7 million and increased 100 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $25.0 million to $883.7 million primarily due to lower stock-based and incentive compensation costs, and lower employee-related benefit costs.  As a percent of sales, adjusted SG&A increased 30 basis points to 30.7% primarily due to deleveraging from lower sales.

Operating Income

On a GAAP basis, operating income was $97.8 million compared to $225.6 million last year and operating margin decreased 410 basis points.  On an adjusted basis, operating income was $142.4 million compared to $223.1 million last year.  As a percent of sales, adjusted operating margin decreased 250 basis points to 4.9%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $70.7 million compared to $79.0 million last year.  The decrease in interest expense was due primarily due to the reduction of outstanding debt.

On a GAAP basis, net loss on extinguishment of debt was $0.1 million this year compared to $30.3 million last year.  This year’s net loss on extinguishment of debt resulted from the Company’s open market repurchases of senior notes.  Last year’s net loss on extinguishment of debt resulted from the refinancing and repricing of our term loan as well as the partial redemption of $175 million of our senior notes.  On an adjusted basis, there was a $0.1 million net loss on extinguishment of debt this year compared to a $0.9 million net loss on extinguishment of debt last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 6.1% compared to 15.2% last year.  On an adjusted basis, the effective tax rate was 24.3% compared to 23.7% last year.

Net Earnings and EPS

On a GAAP basis, net earnings from continuing operations were $25.4 million compared to net earnings from continuing operations of $98.6 million last year.  Diluted EPS was $0.51 compared to diluted EPS of $1.94 last year.

On an adjusted basis, net earnings from continuing operations were $54.1 million compared to net earnings from continuing operations of $109.2 million last year.  Adjusted diluted EPS was $1.08  compared to adjusted diluted EPS of $2.15 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of fiscal 2019 were $14.4 million, a decrease of $18.3 million compared to the end of 2018 primarily due to the decrease in sales and the use of cash on hand for costs related to our multi-year cost savings and operational excellence programs, and debt reduction.  Total liquidity at the end of 2019 was $415.0 million, comprised of availability on our revolving credit facility and cash and cash equivalents.

Inventories decreased $27.4 million, or 3.8%, to $696.7 million at the end of 2019 compared to the end of 2018.

Total debt at the end of 2019 was approximately $1.1 billion, down $61.5 million compared to the end of 2018.  During the fourth quarter of 2019, borrowings on our revolving credit facility decreased $17.5 million and we ended the year with $50.0 million of borrowings outstanding on our revolving credit facility.

Cash flow from operating activities for fiscal 2019 was $99.6 million compared to $322.7 million last year.  Of the $223.0 million decrease, lower net earnings after adjusting for non-cash items and excluding non-cash lease expense represented $123.7 million; fluctuations in accounts payable and accrued liabilities due to timing of inventory receipts and related vendor payments, vendor payment terms and timing of capital expenditure projects represented $83.0 million; and other items represented $16.3 million.

Capital expenditures for fiscal 2019 were $88.5 million compared to $82.3 million last year.

FISCAL 2020 OUTLOOK

The Company notes that fiscal 2020 started strong with total retail comparable sales up 2.4% in February and all brands positive for the month.    However, over the past two and a half weeks, coinciding with heightened actions taken by governments and citizens to curb the spread of COVID-19,  the Company has seen a deceleration in comparable sales across brands.  As a result, the Company is refraining from providing a specific financial outlook for fiscal 2020 at this time until economic and business conditions provide better visibility.

In response to the coronavirus outbreak, we have taken aggressive and prudent actions to reduce expenses and defer discretionary capital expenditures and inventory purchases to preserve our cash and liquidity.  In addition to these efforts, we believe a preemptive borrowing on our ABL Facility is a prudent decision to ensure our ability to immediately access cash for any operational needs.  As a result, on March 16, 2020, we executed a borrowing of $260.0 million under our ABL Facility.  As of March 18, 2020, we have just under $400.0 million in cash.  Of this amount,  the Company notes that the net proceeds of approximately $100.0 million from the recently completed sale of the Joseph Abboud trademarks is considered restricted cash, which can be applied to acquire real property, equipment or other tangible assets to be used in the business.

STORE INFORMATION

	February 1, 2020		February 2, 2019
	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)
Men's Wearhouse(a)	717	4,022.0	720	4,035.5
Men's Wearhouse and Tux	44	65.5	46	68.8
Jos. A. Bank(b)	474	2,235.3	484	2,280.2
K&G(c)	89	2,033.2	88	2,028.4
Moores	126	779.4	126	787.4
Total	1,450	9,135.4	1,464	9,200.3

(a)	Includes one Joseph Abboud store, which closed in February 2020.
(b)	Excludes 14 franchise stores.
(c)	85 and 84 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, March 18, 2020, management will host a conference call and webcast to discuss fiscal 2019 fourth quarter and year end results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A webcast archive will be available free on the website for approximately 90 days.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com,  www.menswearhouse.com,  www.josbank.com,  www.mooresclothing.com,  and www.kgstores.com.

This press release contains forward-looking information, including the Company’s statements regarding its ability to weather short-term disruptions in its business caused by heightened actions taken by governments and citizens to curb the spread of COVID-19.  In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key employees; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes to our capital allocation policy; changes in demand for our retail clothing or rental products; market trends in the retail or rental business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; public health crises, including the recent coronavirus outbreak;  foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(Unaudited)

For the Three Months Ended February 1, 2020 and February 2, 2019
(In thousands, except per share data)

	Three Months Ended
	February 1,	% of	February 2,	% of
	2020	Sales	2019	Sales
Net sales:
Retail clothing product	$608,859	88.1%	$646,868	88.6%
Rental services	49,431	7.2%	49,127	6.7%
Alteration and other services	32,683	4.7%	34,018	4.7%
Total net sales	690,973	100.0%	730,013	100.0%

Total cost of sales	454,139	65.7%	446,735	61.2%

Gross margin (a):
Retail clothing product	296,187	48.6%	341,401	52.8%
Rental services	41,512	84.0%	41,226	83.9%
Alteration and other services	993	3.0%	2,376	7.0%
Occupancy costs	(101,858)	(14.7)%	(101,725)	(13.9)%
Total gross margin	236,834	34.3%	283,278	38.8%

Advertising expense	47,526	6.9%	49,007	6.7%
Selling, general and administrative expenses	224,308	32.5%	220,964	30.3%

Operating (loss) income	(35,000)	(5.1)%	13,307	1.8%

Interest expense, net	(16,656)	(2.4)%	(17,819)	(2.4)%

Loss before income taxes	(51,656)	(7.5)%	(4,512)	(0.6)%

Benefit for income taxes	(13,099)	(1.9)%	(8,310)	(1.1)%

Net (loss) earnings from continuing operations	(38,557)	(5.6)%	3,798	0.5%

Earnings from discontinued operations, net of tax	4,463	0.6%	2,420	0.3%

Net (loss) earnings	$(34,094)	(4.9)%	$6,218	0.9%

Net (loss) earnings from continuing operations per diluted common share	$(0.80)		$0.08

Net income from discontinued operations per diluted common share	$0.09		$0.05

Net (loss) income per diluted common share	$(0.70)		$0.12

Weighted-average diluted common shares outstanding:	48,467		50,607

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(Unaudited)

For the Year Ended February 1, 2020 and February 2, 2019
(In thousands, except per share data)

	Fiscal Year
		% of		% of
	2019	Sales	2018	Sales

Net sales:
Retail clothing product	$2,358,392	81.9%	$2,454,747	81.7%
Rental services	383,521	13.3%	399,146	13.3%
Alteration and other services	139,348	4.8%	150,618	5.0%
Total net sales	2,881,261	100.0%	3,004,511	100.0%

Total cost of sales	1,712,649	59.4%	1,693,903	56.4%

Gross margin (a):
Retail clothing product	1,250,750	53.0%	1,358,715	55.4%
Rental services	326,771	85.2%	339,903	85.2%
Alteration and other services	7,046	5.1%	18,027	12.0%
Occupancy costs	(415,955)	(14.4)%	(406,037)	(13.5)%
Total gross margin	1,168,612	40.6%	1,310,608	43.6%

Advertising expense	159,052	5.5%	165,248	5.5%
Selling, general and administrative expenses	911,722	31.6%	919,798	30.6%

Operating income	97,838	3.4%	225,562	7.5%

Interest expense, net	(70,749)	(2.5)%	(79,007)	(2.6)%
Loss on extinguishment of debt, net	(77)	(0.0)%	(30,253)	(1.0)%

Earnings before income taxes	27,012	0.9%	116,302	3.9%

Provision for income taxes	1,645	0.1%	17,706	0.6%

Net earnings from continuing operations	25,367	0.9%	98,596	3.3%

Loss from discontinued operations, net of tax	(107,643)	(3.7)%	(15,356)	(0.5)%

Net (loss) earnings	$(82,276)	(2.9)%	$83,240	2.8%

Net earnings from continuing operations per diluted common share	$0.51		$1.94

Net loss from discontinued operations per diluted common share	$(2.16)		$(0.30)

Net (loss) income per diluted common share	$(1.65)		$1.64

Weighted-average diluted common shares outstanding:	49,929		50,725

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	February 1,	February 2,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$14,420	$32,671
Accounts receivable, net	39,973	34,686
Inventories	696,657	724,086
Assets held for sale	34,935	-
Other current assets	49,130	66,823
Current assets - discontinued operations	-	171,376
Total current assets	835,115	1,029,642

Property and equipment, net	395,812	424,316
Operating lease right-of-use assets	880,291	-
Rental product, net	92,897	99,770
Goodwill	79,271	79,491
Intangible assets, net	116,843	153,711
Other assets	18,730	8,489
Non-current assets - discontinued operations	-	25,071
Total assets	$2,418,959	$1,820,490

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$183,897	$204,775
Accrued expenses and other current liabilities	246,110	268,698
Current portion of operating lease liabilities	186,304	-
Income taxes payable	3,416	13,478
Current portion of long-term debt	9,000	11,619
Current liabilities - discontinued operations	-	40,025
Total current liabilities	628,727	538,595

Long-term debt, net	1,094,398	1,153,242
Operating lease liabilities	726,327	-
Deferred taxes and other liabilities	67,813	119,545
Non-current liabilities - discontinued operations	-	5,477
Total liabilities	2,517,265	1,816,859

Shareholders' (deficit) equity:
Preferred stock	-	-
Common stock	508	501
Capital in excess of par	514,397	505,157
Accumulated deficit	(568,697)	(468,048)
Accumulated other comprehensive loss	(34,514)	(33,979)
Treasury stock, at cost	(10,000)	-
Total shareholders' (deficit) equity	(98,306)	3,631
Total liabilities and shareholders' (deficit) equity	$2,418,959	$1,820,490

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

For the Year Ended February 1, 2020 and February 2, 2019
(In thousands)

	Fiscal Year
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(82,276)	$83,240
Adjustments to net (loss) earnings:
Depreciation and amortization	107,174	104,216
Non-cash lease expense	194,529	-
Rental product amortization	34,289	35,058
Goodwill impairment charge	-	23,991
Asset impairment charges	3,404	1,026
Loss on extinguishment of debt, net	77	30,253
Amortization of deferred financing costs and discount on long-term debt	1,878	3,422
Loss on divestiture of business	83,513	3,766
Loss on release of cumulative foreign currency translation adjustment	26,885	-
Loss on disposition of assets	2,628	4,821
Other	(4,479)	7,033
Changes in operating assets and liabilities:
Accounts receivable	3,161	2,264
Inventories	26,243	(4,482)
Rental product	(30,513)	(16,217)
Other assets	(20,015)	9,385
Accounts payable, accrued expenses and other current liabilities	(39,325)	43,706
Income taxes payable	(11,750)	9,993
Operating lease and other liabilities	(195,782)	(18,803)
Net cash provided by operating activities	99,641	322,672

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(88,502)	(82,286)
Proceeds from divestiture of business, net	45,034	17,755
Proceeds from sales of property and equipment	311	-
Net cash used in investing activities	(43,157)	(64,531)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on old term loan	-	(993,420)
Proceeds from new term loan	-	895,500
Payments on new term loan	(9,370)	(9,000)
Proceeds from asset-based revolving credit facility	1,333,000	655,500
Payments on asset-based revolving credit facility	(1,331,500)	(607,000)
Repurchase and retirement of senior notes	(54,425)	(199,365)
Deferred financing costs	-	(6,713)
Cash dividends paid	(28,071)	(36,946)
Proceeds from issuance of common stock	1,561	6,649
Tax payments related to vested deferred stock units	(1,216)	(7,901)
Repurchases of common stock	(10,000)	-
Net cash used in financing activities	(100,021)	(302,696)
Effect of exchange rate changes	2,526	(3,621)

DECREASE IN CASH AND CASH EQUIVALENTS	(41,011)	(48,176)
Balance at beginning of period	55,431	103,607
Balance at end of period	$14,420	$55,431

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal fourth quarters and years ended February 1, 2020 and February 2, 2019.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results. In addition, we have recast our non-GAAP presentation for prior periods to remove the results of the corporate apparel business and provide results from continuing operations.  The Company believes that disclosure of non-GAAP results for its continuing operations is meaningful to the user’s overall understanding of the Company’s financial performance.

For fiscal 2019, adjusted items consist of costs related to our previously announced sale of the Joseph Abboud trademarks and our multi-year cost savings and operational excellence programs and the net release of tax-related valuation allowances.   For fiscal 2018, adjusted items consisted of a favorable adjustment to net sales reflecting a reduction of the deferred revenue liability as a result of changes made to our loyalty programs during the fourth quarter of 2018, losses on extinguishment of debt related to the refinancing and re-pricing of the Company’s term loan and the partial redemption of senior notes, costs related to the retirement of our former CEO, costs related to the closure of a rental product distribution center, a loss upon sale of our divestiture of the MW Cleaners business and finalization of the tax effects of the Tax Cuts and Jobs Act of 2017.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS from continuing operations is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of (Loss) Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended February 1, 2020

		Multi-Year Cost	Costs Related to the
	GAAP	Savings and Operational	Agreement to Sell the	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Joseph Abboud Trademarks(2)	Adjustments	Adjusted Results
Retail clothing product gross margin	$296,187	$-	$13,381	$13,381	$309,568

Total gross margin	236,834	-	13,381	13,381	250,215

Selling, general and administrative expenses	$224,308	$(5,238)	(4,040)	$(9,278)	$215,030

Operating loss	(35,000)	5,238	17,421	22,659	(12,341)

Benefit for income taxes(3)	(13,099)			6,600	(6,499)

Net loss from continuing operations	(38,557)			16,059	(22,498)

Net loss from continuing operations per diluted common share	$(0.80)			$0.34	$(0.46)

(1)	Consists of $3.2 million in consulting costs, $1.8 million in severance costs, and $0.2 million in lease termination costs.
(2)

Consists of a $13.4 million write-off of inventory related to the Joseph Abboud store and e-commerce site, $2.6 million of impairment/accelerated depreciation charges for the Joseph Abboud store and $1.4 million of other transaction-related costs.

(3)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Year Ended February 1, 2020

		Multi-Year Cost	Costs Related to the
	GAAP	Savings and Operational	Agreement to Sell the	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Joseph Abboud Trademarks(2)	Adjustments	Adjusted Results
Retail clothing product gross margin	$1,250,750	$-	$13,381	$13,381	$1,264,131

Rental services gross margin	$326,771	$2,938	$-	$2,938	$329,709

Alteration and other services gross margin	7,046	213	-	213	7,259

Total gross margin	1,168,612	3,151	13,381	16,532	1,185,144

Selling, general and administrative expenses	911,722	(23,978)	(4,040)	(28,018)	883,704

Operating income	97,838	27,129	17,421	44,550	142,388

Provision for income taxes(3)	1,645			15,771	17,416

Net earnings from continuing operations	25,367			28,779	54,146

Net earnings from continuing operations per diluted common share	$0.51			$0.57	$1.08

(1)

Consists of $17.9 million in consulting costs, $5.7 million in severance costs, $2.9 million of rental product write-offs related to the closure of a distribution center in Canada and $0.6 million in lease termination costs.

(2)

Consists of a $13.4 million write-off of inventory related to the Joseph Abboud store and e-commerce site, $2.6 million of impairment/accelerated depreciation charges for the Joseph Abboud store and $1.4 million of other transaction-related costs.

(3)

The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes a $5.9 million net valuation allowance release.

GAAP to Non-GAAP Adjusted - Three Months Ended February 2, 2019 (Restated)

	GAAP	Changes to	Total	Non-GAAP
Consolidated Results	Results	Loyalty Program(1)	Adjustments	Adjusted Results
Total net sales	$730,013	$(17,630)	$(17,630)	$712,383

Total gross margin	283,278	(17,630)	(17,630)	265,648

Selling, general and administrative expenses	220,964	-	-	220,964

Operating income	13,307	(17,630)	(17,630)	(4,323)

Provision for income taxes(2)	(8,310)		3,209	(5,101)

Net earnings (loss) from continuing operations	3,798		(20,839)	(17,041)

Net earnings (loss) from continuing operations per diluted common share	$0.08		$(0.41)	$(0.34)

(1)	Consists of a favorable adjustment to net sales totaling $17.6 million reflecting the impact of changes made to our loyalty programs.
(2)

The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes a credit related to the finalization of the effects of the Tax Cuts and Jobs Act of 2017 totaling $6.1 million.

GAAP to Non-GAAP Adjusted - Year Ended February 2, 2019 (Restated)

				Partial	Closure of U.S. Rental
	GAAP	Divestiture of	Refinancing of	Redemption of	Product Distribution	CEO Retirement	Changes to	Total	Non-GAAP
Consolidated Results	Results	MW Cleaners(1)	Term Loan(2)	Senior Notes(3)	Center(4)	Costs(5)	Loyalty Program(6)	Adjustments	Adjusted Results
Total net sales	$3,004,511	$-	$-	$-	$-	$-	$(17,630)	$(17,630)	$2,986,881

Rental services gross margin	339,903	-	-	-	4,029	-	-	4,029	343,932

Total gross margin	1,310,608	-	-	-	4,029	-	(17,630)	(13,601)	1,297,007

Selling, general and administrative expenses	919,798	(3,766)	-	-	(925)	(6,417)	-	(11,108)	908,690

Operating income	225,562	3,766	-	-	4,954	6,417	(17,630)	(2,493)	223,069

Loss on extinguishment of debt	(30,253)	-	21,278	8,122	-	-	-	29,400	(853)

Provision for income taxes(7)	17,706							16,277	33,983

Net earnings from continuing operations	98,596							10,630	109,226

Net earnings from continuing operations per diluted common share	$1.94							$0.21	$2.15

(1)	Consists of a $3.8 million loss upon divestiture of MW Cleaners business.
(2)	Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing and repricing of the Term Loan totaling $21.3 million.
(3)	Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.
(4)	Consists of $4.0 million of rental product write-offs, $0.4 million of severance, $0.3 million of closure related costs and $0.3 million of accelerated depreciation.
(5)

Consists of $5.4 million of severance and consulting costs, $0.7 million related to accelerated vesting of certain share-based awards (net of the impact of forfeited awards) and $0.3 million of other costs.

(6)	Consists of a favorable adjustment to net sales totaling $17.6 million reflecting the impact of changes made to our loyalty programs.
(7)

The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis. The adjusted non-GAAP rate also excludes a credit related to the finalization of the effects of the Tax Cuts and Jobs Act of 2017 totaling $6.1 million.